Exhibit 10.15

EXCLUSIVITY AGREEMENT

THIS EXCLUSIVITY AGREEMENT (the “Exclusivity Agreement”) is entered into on the 27th of August 2020 by and between:

(1)	Crown LNG Holdings AS, a company incorporated under the laws of Norway, with registered address at and with business registration number 817 120 962, (“CROWN”); and

(2)

GBTRON Lands Limited., a company incorporated under the laws of England and Wales, with registered address at 45 Pont Street, London, England SW1X 0BD and with business registration number 07103170, (“GBTRON”); and

(CROWN and GBTRON hereinafter collectively referred to as the “Parties” or, individually, a “Party”).

BACKGROUND:

(A)

GBTRON is currently developing a natural gas fired power plant project linked to a carbon-capturing facility, located in Grangemouth Port on the river Forth (the “Project”). Further information on the Project and the general Project scope is set out in Appendix 1 hereto.

(B)

The development of the Project involves, among others, the design construction, commissioning, start-up and operation of the FSRU and the pipeline connecting the FSRU to the gas-grid and to the power plant. It is also envisaged that an onshore receiving facility with a gas metering system may be required on the landfall point for the pipeline (the “Onshore Facility”).

(C)	GBTRON as project developer and future licensee and operator of the power plant, has adopted an overall development strategy for the Project as further detailed in (D) to (J) below.

(D)	GBTRON will develop, own, and operate the Power Plant, the Onshore Facilities and the Pipeline connecting the FSRU to the gas grid.

(E)	GBTRON is prepared to contract CROWN to develop, own and operate the FSRU, at acceptable terms to be finalized on best effort basis.

(F)	GBTRON will find a suitable location for the FSRU and ensure right of way for the FSRU and the required mooring system.

(G)

GBTRON, with Engineering support from CROWN; will take the responsibility for all consenting, licences and permit required for the project, including the FSRU. An exception is made for any licences or permits that must be in the name of CROWN.

(H)	GBTRON will enter into long-term bankable terminal user agreements (“TUAs”) with LNG/gas buyers.

(I)

GBTRON will enter into a bankable lease agreement(s) with CROWN or any of its subsidiaries or nominees for the exclusive use of the full capacity of the FSRU for the lifetime of the FSRU; or as mutually agreed.

(J)

The Parties have agreed to enter into this Exclusivity Agreement for the purpose of setting out the terms on which CROWN is to be granted the exclusive rights to develop, own and operate and lease to GBTRON the FSRU, including the Parties’ scope of work and certain commercial terms with respect to the Project.

NOW, THEREFORE, the Parties have agreed as follows:

1	EXCLUSIVITY

1.1

GBTRON hereby grants to CROWN the exclusive right to (directly or through its subsidiary or other affiliate or nominee) develop, own, operate, and lease to GBTRON the FSRU (the “Exclusive Rights”) on the terms set out in this Exclusivity Agreement.

1.2

GBTRON or any of its affiliates, directly or indirectly, will be allowed to enter into any negotiations or agreements of identical or alternative solutions to the Project for an LNG receiving and re-gasification solution to serve their TUA clients; until CROWN has paid the Exclusivity fee agreed under item 7.1.

2	SCOPE OF WORK AND RESPONSIBILITIES PRIOR TO FID

2.1

In consideration of CROWN being granted the Exclusive Rights, CROWN agrees to complete the items listed in Appendix 2 Part A prior to a final investment decision (“FID”) having been made with respect to the Project and to complete the items listed in Appendix 2 Part B after FID. CROWN shall at any time have the right to subcontract any part of the work.

2.2	GBTRON agrees to complete the items listed in Appendix 3 Part A prior to FID and to complete the items listed in Appendix 3 Part B after FID having been made with respect to the Project.

2.3

Both Parties shall use their reasonable endeavours to ensure that consenting process commences by 31 December 2021; and that FID is achieved no later than [31 December 2024] (the “FID Long Stop Date”).

3	LEASE OF FSRU

3.1

GBTRON shall negotiate and enter into lease agreement(s) for the FSRU with CROWN (or any of its subsidiaries or nominees) (the “Lease Agreements”). The lease payable by GBTRON under the Lease Agreements shall be on a day-rate basis and shall be payable to Crown regardless of actual utilised capacity (the “Day Rate”).

3.2

The Day Rate to be agreed in the Lease Agreement shall be calculated based on the total project economics and shall ensure that CROWN or its subsidiary or other affiliate secures an asset equity IRR in the range of 8-15% including the cost of the exclusivity fee paid.

3.3	The Lease Agreement shall otherwise be based on market terms and on terms acceptable from a bankable project finance perspective.

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4	FINANCING OF THE RE-GAS TERMINAL AND THE SUB-SEA PIPELINE

4.1	CROWN shall arrange project financing for the development, construction, and installation of the FSRU (the “FSRU Project Financing”), including:

(a)	the development capital (equity) required until FID, i.e., all funding required in order complete the scope of work set out in Appendix 2 Part A and to develop the FSRU to successful FID: and

(b)	the construction capital (equity and debt) required from FID until start of operation of the FSRU.

4.2	GBTRON shall arrange project financing for the Onshore Facility, including:

(a)	the development capital (equity) required until FID, i.e., all funding required order to complete the scope of work set out in Appendix 3 Part A and develop the Onshore Facility to successful FID: and

(b)	the construction capital (equity and debt) required from FID until start of operation for the Onshore Facility.

5	IP RIGHTS

5.1

All intellectual property rights (including, but not limited to, trademarks, copyrights, patents, patent applications, know-how, trade secrets, inventions, suggestions for possible product improvements and other developments, and any other information which is not commonly known) which result from each Party’s work done before or after the date of this Agreement shall be the exclusive property of the respective Party.

5.2

The specific engineering design and solutions developed for the FSRU (the “Proprietary Process Flow Design”), shall belong to and be the sole legal and beneficial property of CROWN or any of its affiliates.

6	ASSIGNMENT

6.1	Neither Party may assign its rights and obligations under this Exclusivity Agreement, nor any interest in this Exclusivity Agreement, without the prior written approval of the other Party.

6.2

In the event that prior written approval to assignment is given by the other Party, the terms and provisions of this Exclusivity Agreement shall extend to and be binding upon the Parties’ successors and/or assignees.

6.3	Notwithstanding the above, CROWN shall have the right to assign its rights under this Agreement as security for the FSRU Project Financing.

6.4	Notwithstanding the above, GBTRON shall have the right to assign its rights under this Agreement as security for the Onshore facility Financing.

7	DURATION

7.1	This Exclusivity Agreement is valid until expiry of the Lease Agreement for the FSRU unless terminated pursuant to clause 8.

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(a)	CROWN will pay an Exclusivity fee of US$ 4,000,000 due at the end of December 31st 2022:

(b)	CROWN will pay an annual Exclusivity fee of US$ 1,000,000 due at the end of December 31st 2023: and until FID of the FSRU.

8	TERMINATION

8.1	CROWN may, without prejudice to its other rights or remedies, give written notice to GBTRON to terminate this Exclusivity Agreement in the following events:

8.1.1

GBTRON is in material breach of this Exclusivity Agreement and the breach is not capable of remedy; or GBTRON has failed to remedy the breach within [thirty (30)] days after receiving written notice requiring it to do so.

8.1.2	GBTRON is in breach of Clause 1 (Exclusivity). In such event CROWN can terminate the Agreement with immediate effect.

8.1.3	FID has not been achieved by the FID Long Stop Date and this is a result of any act or omission on the part of GBTRON; or

8.1.4	any form of insolvency or bankruptcy proceedings or general agreement with creditors, including general cancellation of payments have been initiated in relation to GBTRON.

8.2	GBTRON may, without prejudice to its other rights or remedies, give written notice to CROWN to terminate this Exclusivity Agreement in the following events:

8.2.1

CROWN is in material breach of this Exclusivity Agreement and the breach is not capable of remedy; or CROWN has failed to remedy the breach within [thirty (30)] days after receiving written notice requiring it to do so.

8.2.2	FID has not been achieved by the FID Long Stop Date and this is a result of any act or omission on the part of CROWN.

8.2.3	any form of insolvency or bankruptcy proceedings or general agreement with creditors, including general cancellation of payments have been initiated in relation to CROWN.

8.3	In the event of termination of the Agreement by CROWN under [Clause 8.1.2 or 8.1.3] above, GBTRON shall not be liable for any fee.

8.4	In the event of termination of the Agreement by GBTRON under [Clause 8.2.1 or 8.2.3] above, CROWN shall not be liable for any fee.

8.5	The Agreement will be Terminated, if CROWN is in breach of payment of the Exclusivity Fee after receiving Notice and has failed to remedy the breach within 60 days.

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9	NO PARTNERSHIP OR AGENCY

9.1	Nothing contained in this Exclusivity Agreement shall create or be construed as creating any partnership, agency, employment, or fiduciary relationship between the Parties.

9.2	No Party shall incur or commit to any obligation on behalf of the other Party without obtaining the prior written consent of the other Party.

10	CONFIDENTIALITY

10.1

The Parties shall treat this Exclusivity Agreement and all information disclosed by one Party to the other Party during the duration of the Exclusivity Agreement, as well as results of the Exclusivity Agreement, as confidential, except to the extent that disclosure is required to develop and fund the Project.

11	MISCELLANEOUS

11.1	Each of CROWN and GBTRON shall carry its own costs in connection with the entering into and the performance of this Exclusivity Agreement.

11.2

This Exclusivity Agreement constitutes the entire agreement between the Parties and supersedes all oral and written promises, undertakings, representations, warranties, or statements made prior to the date of this Exclusivity Agreement relating to its subject matter. Each of the Parties acknowledges that in entering into this Exclusivity Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation assurance or warranty (whether or not made negligently) other than is expressly set out in this Exclusivity Agreement.

11.3	This Exclusivity Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

11.4	No amendment to this Exclusivity Agreement shall be effective unless agreed by each of the Parties in writing.

11.5

If, at any time, any provision of this Exclusivity Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, the legality, validity or enforceability of the remaining provisions will not in any way be affected or impaired. The Parties agree to substitute for any invalid, illegal or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

12	GOVERNING LAW AND DISPUTE RESOLUTION

12.1

This Exclusivity Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter, formation or termination shall be governed by and construed in accordance with the laws of England and Wales.

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12.2

If a dispute arises in connection with this Exclusivity Agreement, the responsible representatives of the Parties shall attempt, in fair dealing and good faith, to settle such dispute amicably. Upon request of a Party, a senior management representative of each Party shall participate in the negotiations. Each party shall be entitled to terminate these negotiations by written notification to the other Party at any time.

12.3

Any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Exclusivity Agreements or its subject matter, formation or termination shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce. The seat of arbitration shall be London, United Kingdom. The language to be used in the arbitration proceeding shall be English. Any production of documents shall be limited to the documents on which each Party specifically relies in its submission(s). Consolidation of arbitrations pending under the Rules into a single arbitration shall only be possible if the Parties have agreed to consolidation. The unsuccessful Party shall bear the costs of the arbitral proceedings. However, the arbitral tribunal may take into account the extent to which each Party has conducted the arbitration in an expeditious and cost-effective manner.

*****

Signature pages follows

Crown LNG Holdings AS	GBTron Lands Limited

/s/ Jørn Skule Husemoen	/s/ Ashish Dixit
Name: Jørn Skule Husemoen	Name: Ashish Dixit
Position: Chairman	Position: Director

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APPENDIX 1

Project information

GBTRON is currently developing a natural gas fired power plant project linked to a carbon capture facility. The project is located in Grangemouth Port on the river Forth. Initially, GBTRON is planning to deploy a Floating Storage and Re-gasification Unit (FSRU) to the project.

The Grangemouth LNG import project is a project for the establishment and operation of an LNG import terminal in the vicinity of Grangemouth Port where the gas fired power plant is planned.

Project scope

The scope of the project is to develop the Project and includes design, construction, installation, commissioning and start-up of the following:

(a)	The FSRU including its mooring system.

(b)	The Pipeline connecting the FSRU to the Onshore Facility.

(c)	The Onshore Facility.

(d)	The Pipeline connecting the Onshore Facility to the Scottish and/or national gas-grid.

The main characteristics of the FSRU are as follows:

(a)	LNG Storage capacity approx 175.000 m3.

(b)	Capacity to re-gas 5.0 million tonnes LNG per year.

(c)	Self-sufficient with respect to required electrical power and utilities.

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APPENDIX 2 (CROWN SCOPE OF WORK)

Part A – Pre-Final Investment Decision items:

1.

Technical development of the Project up until definition and “freeze” of all main technical parameters – the pre-FEED and FEED activities. To ensure a consistent overall system design, Crown will take the responsibility for pre-FEED and FEED engineering also for the Onshore Facility including the pipeline connecting the FSRU to the Onshore Facility. The level of detail of the engineering work must be acceptable to the international banks providing debt funding to the project.

2.	Preparation of Enginnering and technical input, marketing, lobbying, cost for difference activities and legals related to the FSRU as required in the Licencing / Permitting process led by GBTRON.

3.	Carry out any necessary sea-bed surveys.

4.	Develop the EPC(IC) contract for delivery of the FSRU.

5.	Support GBTRON in the development of the FSRU Lease Agreements to be entered into between CROWN and GBTRON.

6.	Support GBTRON in the development of the Terminal User Agreement(s) (TUAs), to be executed by GBTRON.

7.	Obtain any Licence and Permit to install and operate the FSRU project in the vicinity of Grangemouth Port that must be obtained in the name of Crown.

8.	Project financing for the development, construction, and installation of the FSRU (the FSRU Project Financing”), including:

a.	the development capital (equity) required until FID, i.e., all funding required in order complete the scope of work set out in Appendix 2 Part A and to FSRU project to successful FID and

b.	the construction capital (equity and debt) required from FID until start of operation for the FSRU.

Part B – Post Final Investment Decision items:

1.	Execute the EPC(IC) Contract for delivery of the FSRU.

2.	Project Management of the construction and installation of the FSRU (the EPC(IC) Contract).

3.	Prepare for operation of the FSRU.

4.	Operation and Maintenance of the FSRU for the term of the Lease Agreement(s).

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APPENDIX 3 (GBTRON SCOPE OF WORK)

Part A – Pre-Final Investment Decision items:

1.	Enter into binding Terminal User Agreement(s) with FSRU Terminal Users.

2.	Finalise the terms of the Lease Agreement(s).

3.

Obtain all required Licences and Permits to install and operate the FSRU project in the vicinity of Grangemouth Port. Further, obtain all required Licences and Permits related to the Pipeline connecting the FSRU to the Onshore Facility, for establishment of the Onshore Facility and for the Pipeline connecting the Onshore Facility to the Scottish gas grid.

4.	Find a suitable location for the FSRU and ensure right of way for the FSRU and the required mooring system.

5.	Develop the EPCIC contract(s) for the Pipeline connecting the FSRU to the Onshore Facility, the Onshore Facility and the Pipeline connecting the Onshore Facility to the Scottish gas grid.

Part B – Post Final Investment Decision items:

1.	Ensure that all Licences and Permits are current and in good standing.

2.	Ensure that all necessary approvals, permits and licenses to operate are current and are in good standing.

3.	Execute the EPCIC Contract(s) for the Pipeline connecting the FSRU to the Onshore Facility, the Onshore Facility and the Pipeline connecting the Onshore Facility to the Scottish gas grid.

4.

Project Management of the construction and installation Pipeline connecting the FSRU to the Onshore Facility, the Onshore Facility and the Pipeline connecting the Onshore Facility to the Scottish gas grid.

5.	Planning LNG deliveries to the FSRU together with Terminal Users. It is assumed that the Terminal Users will arrange for and deliver LNG to the Re-gas Terminal.

6.	Prepare for operation of the Onshore Facility including the pipelines connecting the Onshore Facility to the FSRU and the Scottish gas grid.

7.	Operation and Maintenance of the Onshore Facility including the pipelines connecting the Onshore Facility to the FSRU and the Scottish gas grid for the lifetime of the facility.

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